RESPONSE DUE DECEMBER 31, 1996




                                                  December 2, 1996

PERSONAL AND HIGHLY CONFIDENTIAL


Potential Fiscal 1997 Bonus Plan Participants

Deferral of Potential Fiscal 1997 Protein Sr. Management Incentive Award


The Deferred Compensation Plan for Key Employees gives you the opportunity to defer all or a portion of your annual cash bonus, subject to the approval of the Human Resources Committee of the Board of Directors. In general, deferring compensation has the advantage of postponing payment of tax and of allowing any earnings on the deferred amount to accumulate free of tax until distributed.

You may elect to defer all or part of the Personal Performance component of your fiscal 1997 Sr. Management Incentive Award into the deferral options listed below.

Because the Personal Performance component is payable in November 1997, elective deferrals of this component will be effective November 1, 1997.

The Company Performance component of the bonus will not be paid until the end of a three-year period. During this period (November 1997 to November 2000), the accrued award will be credited with interest at prime, identical to the calculation under the Variable Interest option. Deferral elections for the Company Performance component will be offered in 1999, the year before payment will be made.

To protect the tax status of the 1997 bonus deferral program, you must:

  o  Decide now whether  to defer  all or  part of  the Personal  Performance component of the fiscal 1997 Sr. Management Incentive bonus you might receive, and
  o Promptly return the enclosed election form. If your election form is not received by December 31, 1996, you will not be able to defer the Personal Performance component of the award.


Deferral Options for 1997:

You may choose from three deferral accounts:
  o  Equity Option, which features a 25% Company match
     (note:  match may not be offered every year);
  o  Short-Term Variable Interest Option (payable in January, 1998);
  o  Variable Interest Option.

                                      -2-



In making your election, please refer to the enclosed Deferred Compensation Plan for Key Employees Prospectus, dated October 31, 1996. Also refer to Attachment 1, Factors to Consider. You should keep in mind that YOUR ELECTION TO DEFER MAY

NOT BE CHANGED.
You are given the opportunity to transfer your deferrals (other than the match) between the Equity and Variable Interest accounts. Transfers are offered twice a year (June and December).

Please return one copy of the 1997 Deferral Election form, Attachment 2, by December 31, 1996 whether or not you request a deferral. A duplicate form is enclosed for your records. To expedite matters, you may return your form by fax (314-982-2490). If you request a deferral, it will be considered for the Personal Performance component of the fiscal 1997 Sr. Management Incentive Award only. As with all correspondence involving executive compensation, please treat this material with the utmost confidentiality.

If you have any questions, please feel free to call me at extension 1918.




                                        Pam Brennan - 1A
                                        Corporate Compensation

Enclosures